SUBLEASE

This Sublease ("Sublease") is dated for reference purposes as of August 22, 2012, and is made by and between TrueCar, Inc., a Delaware corporation ("Sublessor"), and Social Reality, Inc., a Delaware corporation ("Sublessee"). Sublessor and Sublessee hereby agree as follows:

1. Recitals: This Sublease is made with reference to the fact that Clock Tower, LLC, as landlord ("Master Lessor"), and Sublessor, as tenant, entered into that certain lease, dated as of May 10, 2010, as amended by an amendment dated November 20, 2010 (collectively, "Master Lease"), with respect to premises consisting of approximately 8,778 square feet of space, located at 225 Santa Monica Blvd., 6th and 12th Floors, Santa Monica, CA 90401 ("Premises"). A copy of the Master Lease is attached hereto as Exhibit A.

2. Premises: Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, a portion of the Premises consisting of approximately 1,000 rentable square feet of space located on the 6th Floor of the Premises (hereinafter, "Subleased Premises"). The Subleased Premises are more particularly described on Exhibit B attached hereto.

3. Term:

A. Term. The term ("Term") of this Sublease shall be for the period commencing on September 1, 2012 ("Commencement Date") and ending on December 31, 2013 ("Expiration Date"), unless this Sublease is sooner terminated by (i) Sublessor or Sublessee by delivering not less than sixty (60) days’ prior written notice, (ii) pursuant to its terms, or (iii) the Master Lease is sooner terminated.

B. Early Possession. If Sublessor permits Sublessee to occupy the Subleased Premises prior to the Commencement Date, such occupancy (i) shall be subject to all of the provisions of this Sublease, except for the obligation to pay Base Rent and Project Expenses (as defined below); and (ii) shall not advance the Expiration Date of this Sublease.

C. No Option to Extend. The parties hereby acknowledge that the expiration date of the Master Lease is December 31, 2013 and that Sublessee has no option to extend the Term of this Sublease.

4. Rent:

A. Base Rent. Sublessee shall pay to Sublessor as base rent for the Subleased Premises for each month during the Term the amount of Three Thousand Five Hundred Two Dollars ($3,502.00) per month ("Base Rent"). Base Rent and Additional Rent, as defined in Paragraph 4.B below, shall be paid on or before the first (1st) day of each month. Base Rent and Additional Rent for any period during the Term hereof which is for less than one (1) month of the Term shall be a pro rata portion of the monthly installment based on a thirty (30) day month. Base Rent and Additional Rent shall be payable without notice or demand and without any deduction, offset, or abatement, in lawful money of the United States of America. Base Rent and Additional Rent shall be paid directly to Sublessor at 225 Santa Monica Blvd., 12th Floor, Santa Monica, CA 90401, Attention: Accounts Payable, or such other address as may be designated in writing by Sublessor.

B. Additional Rent. All monies other than Base Rent required to be paid by Sublessor under the Master Lease as to the Subleased Premises, including, without limitation, any amounts payable by Sublessor to Master Lessor as "Project Expenses" (as defined in Section 5.2(b) of the Master Lease) and utility and janitorial expenses under Section 7, shall be paid by Sublessee hereunder as and when such amounts are due under the Master Lease, as incorporated herein. As incorporated from Section 5.1 of the Master Lease, “Tenant’s Share” of Project Expenses shall be 1.84% (which is equal to the ratio of the total Rentable Area of the Subleased Premises to the total square feet of Rentable Area in the Building). All such amounts shall be deemed additional rent ("Additional Rent"). Base Rent and Additional Rent hereinafter collectively shall be referred to as "Rent". Sublessee and Sublessor agree, as a material part of the consideration given by Sublessee to Sublessor for this Sublease, that Sublessee shall pay all costs, expenses, taxes, insurance, maintenance and other charges of every kind and nature arising in connection with this Sublease, the Master Lease as to the Subleased Premises or the Subleased Premises, such that Sublessor shall receive, as a net consideration for this Sublease, the Base Rent payable under Paragraph 4.A. hereof.

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C. Payment of First Month's Rent. Upon execution hereof by Sublessee, Sublessee shall pay to Sublessor the sum of Three Thousand Five Hundred Two Dollars ($3,502.00), which shall constitute Base Rent for the first month of the Term.

5. Security Deposit: Upon execution hereof by Sublessee, Sublessee shall deposit with Sublessor the sum of Three Thousand Six Hundred Seven Dollars ($3,607.06) ("Security Deposit"), in cash, as security for the performance by Sublessee of the terms and conditions of this Sublease. The Security Deposit shall be held in accordance with the terms of Section 22.5 of the Master Lease, as incorporated herein.

6. Holdover: The parties hereby acknowledge that the expiration date of the Master Lease is December 31, 2013 and that it is therefore critical that Sublessee surrender the Subleased Premises to Sublessor no later than the Expiration Date in accordance with the terms of this Sublease. In the event that Sublessee does not surrender the Subleased Premises by the Expiration Date in accordance with Paragraph 15 hereof, Sublessee shall indemnify, defend, protect and hold harmless Sublessor from and against all loss and liability resulting from Sublessee's delay in surrendering the Subleased Premises and pay Sublessor holdover rent as provided in Section 21 of the Master Lease.

7. Repairs: The parties acknowledge and agree that Sublessee is subleasing the Subleased Premises on an "as is" basis, and that Sublessor has made no representations or warranties with respect to the condition of the Subleased Premises as of the Commencement Date. Sublessor shall have no obligation whatsoever to make or pay the cost of any alterations, improvements or repairs to the Subleased Premises, including, without limitation, any improvement or repair required to comply with any law, regulation, building code or ordinance (including the Americans with Disabilities Act of 1990). Master Lessor shall be solely responsible for performance of any repairs required to be performed by Master Lessor under the terms of the Master Lease.

8. Assignment and Subletting. Sublessee may not assign this Sublease, sublet the Subleased Premises, transfer any interest of Sublessee therein or permit any use of the Subleased Premises by another party (collectively, "Transfer"), without the prior written consent of Sublessor and Master Lessor. Any Transfer shall be subject to the terms of Section 14 of the Master Lease, as incorporated herein.

9. Use: Sublessee may use the Subleased Premises only for the uses identified in Section 2 of the Master Lease. Sublessee shall comply with all reasonable rules and regulations promulgated from time to time by Sublessor and Master Lessor.

10. Effect of Conveyance: As used in this Sublease, the term "Sublessor" means the holder of the tenant's interest under the Master Lease. In the event of any assignment, transfer or termination of the tenant's interest under the Master Lease, which assignment, transfer or termination may occur at any time during the Term hereof in Sublessor's sole discretion, Sublessor shall be and hereby is entirely relieved of all covenants and obligations of Sublessor hereunder, and it shall be deemed and construed, without further agreement between the parties, that any transferee has assumed and shall carry out all covenants and obligations thereafter to be performed by Sublessor hereunder. Sublessor may transfer and deliver any security of Sublessee to the transferee of the tenant's interest under the Master Lease, and thereupon Sublessor shall be discharged from any further liability with respect thereto.

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11. Delivery and Acceptance: If Sublessor fails to deliver possession of the Subleased Premises to Sublessee on or before the date set forth in Paragraph 3.A hereof for any reason whatsoever, then this Sublease shall not be void or voidable, nor shall Sublessor be liable to Sublessee for any loss or damage; provided, however, that in such event, Rent shall abate until Sublessor delivers possession of the Subleased Premises to Sublessee. By taking possession of the Subleased Premises, Sublessee conclusively shall be deemed to have accepted the Subleased Premises in their as-is, then-existing condition, without any warranty whatsoever of Sublessor with respect thereto.

12. Improvements: No alteration or improvements shall be made to the Subleased Premises, except in accordance with the Master Lease, and with the prior written consent of both Master Lessor and Sublessor.

13. Insurance: Sublessee shall obtain and keep in full force and effect, at Sublessee's sole cost and expense, during the Term the insurance required of the “Tenant” under Section 11 of the Master Lease. Sublessee shall name Master Lessor and Sublessor as additional insureds under its liability insurance policy. The release and waiver of subrogation set forth in Section 11.6 of the Master Lease, as incorporated herein, shall be binding on the parties.

14. Default; Remedies: Sublessee shall be in material default of its obligations under this Sublease upon the occurrence of any of the events set forth in Section 22.1 of the Master Lease, as incorporated herein. In the event of any default by Sublessee, Sublessor shall have all remedies provided in the Master Lease and by applicable law. Sublessor may resort to its remedies cumulatively or in the alternative.

15. Surrender: Prior to expiration of this Sublease, Sublessee shall remove all of its trade fixtures and shall surrender the Subleased Premises to Sublessor in the condition required under the Master Lease. If the Subleased Premises are not so surrendered, then Sublessee shall be liable to Sublessor for all costs incurred by Sublessor in returning the Subleased Premises to the required condition, plus interest thereon at the Interest Rate.

16. Broker: Sublessor and Sublessee each represent to the other that they have dealt with no real estate brokers, finders, agents or salesmen in connection with this transaction. Each party agrees to hold the other party harmless from and against all claims for brokerage commissions, finder's fees or other compensation made by any other agent, broker, salesman or finder as a consequence of such party's actions or dealings with such agent, broker, salesman, or finder.

17. Notices: Unless at least five (5) days' prior written notice is given in the manner set forth in this paragraph, the address of each party for all purposes connected with this Sublease shall be that address set forth below their signatures at the end of this Sublease. All notices, demands or communications in connection with this Sublease shall be (a) personally delivered; or (b) properly addressed and (i) submitted to an overnight courier service, charges prepaid, or (ii) deposited in the mail (certified, return receipt requested, and postage prepaid). Notices shall be deemed delivered upon receipt, if personally delivered, one (1) business day after being submitted to an overnight courier service and three (3) business days after mailing, if mailed as set forth above. All notices given to Master Lessor under the Master Lease shall be considered received only when delivered in accordance with the Master Lease.

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18. Other Sublease Terms:

A. Incorporation By Reference. Except as set forth below, the terms and conditions of this Sublease shall include all of the terms of the Master Lease and such terms are incorporated into this Sublease as if fully set forth herein, except that: (i) each reference in such incorporated sections to "Lease" shall be deemed a reference to "Sublease"; (ii) each reference to the "Premises" shall be deemed a reference to the "Subleased Premises"; (iii) each reference to "Landlord" and "Tenant" shall be deemed a reference to "Sublessor" and "Sublessee", respectively, except as otherwise expressly set forth herein; (iv) with respect to work, services, repairs, restoration, insurance, indemnities, representations, warranties or the performance of any other obligation of Master Lessor under the Master Lease, the sole obligation of Sublessor shall be to request the same in writing from Master Lessor as and when requested to do so by Sublessee, and to use Sublessor's reasonable efforts (without requiring Sublessor to spend more than a nominal sum) to obtain Master Lessor's performance; (v) with respect to any obligation of Sublessee to be performed under this Sublease, wherever the Master Lease grants to Sublessor a specified number of days to perform its obligations under the Master Lease, except as otherwise provided herein, Sublessee shall have three (3) fewer days to perform the obligation, including, without limitation, curing any defaults; (vi) with respect to any approval required to be obtained from the "Landlord" under the Master Lease, such consent must be obtained from both Master Lessor and Sublessor, and the approval of Sublessor may be withheld if Master Lessor's consent is not obtained; (vii) in any case where the "Landlord" reserves or is granted the right to manage, supervise, control, repair, alter, regulate the use of, enter or use the Premises or any areas beneath, above or adjacent thereto, such reservation or grant of right of entry shall be deemed to be for the benefit of both Master Lessor and Sublessor; (viii) in any case where "Tenant" is to indemnify, release or waive claims against "Landlord", such indemnity, release or waiver shall be deemed to run from Sublessee to both Master Lessor and Sublessor; (ix) in any case where "Tenant" is to execute and deliver certain documents or notices to "Landlord", such obligation shall be deemed to run from Sublessee to both Master Lessor and Sublessor; (x) all payments shall be made to Sublessor; (xi) Sublessee shall pay all consent and review fees set forth in the Master Lease to both Master Lessor and Sublessor; (xii) Sublessee shall not have the right to terminate this Sublease due to condemnation unless Sublessor has such right under the Master Lease; and (xiii) all "profit" under subleases and assignments shall be paid to Sublessor.

Subject to the foregoing, (a) the following provisions of the Master Lease shall not be incorporated herein: Lease Summary (except for “Base Year”), Article 1, 3, 4.1, 4.2, 5.1 (the last sentence), 5.2(f), 7.1(b) (fourth sentence only), 8.1 (the third sentence after the semicolon), 22.5 (first sentence only), Article 26, 27, Article 29, 30.6, Exhibits B - D; (b) references in the following provisions to "Landlord" shall mean Master Lessor only: 5.2(c) - 5.2(e), 5.3, 5.4(b), 6 (the first and third sentences only), 7.1, 7.2, 9.2, 11.1 (last sentence only), 11.5, Article 12, Article 13, 15.3, and 30.18; (c) references in Section 10, 11.4, 20.3, and 23 to Landlord shall mean Master Lessor and Sublessor; and (d) the Amendment to the Master Lease dated November 20, 2010 shall not be incorporated herein.

B. Assumption of Obligations. This Sublease is and at all times shall be subject and subordinate to the Master Lease and the rights of Master Lessor thereunder. Sublessee hereby expressly assumes and agrees: (i) to comply with all provisions of the Master Lease which are incorporated hereunder; and (ii) to perform all the obligations on the part of the "Tenant" to be performed under the terms of the Master Lease during the Term of this Sublease which are incorporated hereunder. In the event the Master Lease is terminated for any reason whatsoever, this Sublease shall terminate simultaneously with such termination without any liability of Sublessor to Sublessee. In the event of a conflict between the provisions of this Sublease and the Master Lease, as between Sublessor and Sublessee, the provisions of this Sublease shall control. In the event of a conflict between the express provisions of this Sublease and the provisions of the Master Lease, as incorporated herein, the express provisions of this Sublease shall prevail.

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19. Conditions Precedent: This Sublease and Sublessor's and Sublessee's obligations hereunder are conditioned upon the written consent of Master Lessor. If Sublessor fails to obtain Master Lessor's consent within thirty (30) days after execution of this Sublease by Sublessor, then Sublessor or Sublessee may terminate this Sublease by giving the other party written notice thereof, and Sublessor shall return to Sublessee its payment of the first month's Rent paid by Sublessee pursuant to Paragraph 4 hereof and the Security Deposit.

20. Authority to Execute: Sublessee and Sublessor each represent and warrant to the other that each person executing this Sublease on behalf of each party is duly authorized to execute and deliver this Sublease on behalf of that party.

21. Termination; Recapture: Notwithstanding anything to the contrary herein, Sublessee acknowledges that, under the Master Lease, both Master Lessor and Sublessor have certain termination and recapture rights, including, without limitation, in Sections 12, 13 and 14.6. Nothing herein shall prohibit Master Lessor or Sublessor from exercising any such rights and neither Master Lessor nor Sublessor shall have any liability to Sublessee as a result thereof. In the event Master Lessor or Sublessor exercise any such termination or recapture rights, this Sublease shall terminate without any liability to Master Lessor or Sublessor.

22. Furniture, Fixtures and Equipment: Sublessee shall have the right to use during the Term the office furnishings within the Subleased Premises which are identified on Exhibit C attached hereto (the "Furniture") at no additional cost to Sublessee. The Furniture is provided in its “AS IS, WHERE IS” condition, without representation or warranty whatsoever. Sublessee shall insure the Furniture under the property insurance policy required under the Master Lease, as incorporated herein. Sublessee shall maintain the Furniture in good condition and repair, reasonable wear and tear excepted, and shall be responsible for any loss or damage to the same occurring during the Term. Sublessee shall surrender the Furniture to Sublessor upon the termination of this Sublease in the same condition as exists as of the Commencement Date, reasonable wear and tear excepted. Sublessee shall not remove any of the Furniture from the Subleased Premises.

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IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

SUBLESSEE: SUBLESSOR:

SOCIAL REALITY, INC., TRUECAR, INC.,

a Delaware corporation a Delaware corporation

SUBLESSEE:	SUBLESSOR:
SOCIAL REALITY, INC.,	TRUECAR, INC.,
a Delaware corporation	a Delaware corporation

Address:	Address:
479 N. Rodeo Dr., Suite 308	225 Santa Monica Blvd., 12th Floor
Beverly Hills, CA 90210	Santa Monica, CA 90401
Attn: General Counsel

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CONSENT TO SUBLEASE

Master Lessor hereby acknowledges receipt of a copy of this Sublease, and consents to the terms and conditions of this Sublease. By this consent, Master Lessor shall not be deemed in any way to have entered the Sublease or to have consented to any further assignment or sublease.

MASTER LESSOR:

Clock Tower, LLC,

a Delaware limited liability company

By:

Its:

Dated:

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EXHIBIT A

MASTER LEASE

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EXHIBIT B

SUBLEASED PREMISES

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EXHIBIT C

FURNITURE

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